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                                                                   EXHIBIT 99.1

                          Cornerstone Propane GP, Inc.

1.       Audit Committee Charter

ROLE AND INDEPENDENCE

The Audit Committee (the "Committee") of the Board of Directors of Cornerstone Propane GP, Inc., the general Partners of Cornerstone Propane Partners, L.P., assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Corporation and Partnership and such other duties as directed by the Board. The membership of the Committee shall consist solely of non-employee members of the Board who are generally knowledgeable in financial and auditing matters. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the Independent Accountant (the "Accountant"), and the management of the Corporation. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

RESPONSIBILITIES

The Committee's primary responsibilities are:

o Primary input into the recommendation to the Board for the selection and retention of the Accountant that audits the financial statements of the Corporation. In the process, the Committee will discuss and consider the Accountant's written affirmation that the Accountant is in fact independent, discuss the nature and rigor of the audit process, receive and review all reports, and provide to the Accountant full access to the Committee (and the Board) to report on any and all appropriate matters.

o Discussion with management and the Accountant of the quality and adequacy of the Corporation's internal controls.

o Review activities of internal audit group, their findings, and their assessment of internal controls.

o Review of annual financial statements with management and the Accountant. Such discussions may include, as deemed appropriate, quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded, and such other inquiries as the Committee determines.

o Risk controls - monitoring company processes for management's identification and control of key business, financial, and regulatory risks.

o Discussion with management of the status of pending litigation, taxation matters, and other areas of legal and compliance oversight as may be appropriate.

o Review with management and the Accountant any significant risks and exposures of the Corporation and management's steps to minimize them.

o Review of any significant findings and recommendations made by the Accountant, and management's responses to them.

o    Annually review this Charter and the Corporation's Code of Conduct.

o    Report on Committee activities to the full Board.